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                            AMENDMENT TWO
                                TO THE
                          RESTATED BYLAWS OF
                         PAUL MUELLER COMPANY
                          ADOPTED MAY 6, 1991

                           October 27, 1999

     RESOLVED, that Section 7 of the Restated Bylaws of Paul Mueller Company be, and it hereby is, amended by deleting the text of Section 7 in its entirety and replacing it with the following:

     7.  (a) BUSINESS WHICH MAY BE TRANSACTED AT ANNUAL MEETINGS.

         (i) No business may be transacted at an annual meeting of the shareholders ("annual meeting"), other than business that is either (a) specified in the notice of meeting (or any supple-ment thereto) given by or at the direction of the board of directors (or a designated committee thereof), (b) otherwise properly brought before the annual meeting by or at the direc-tion of the board of directors (or a designated committee thereof), or (c) otherwise properly brought before the annual meeting by any shareholder of the corporation (x) who is a s hareholder of record (both on the date such shareholder gives notice of such business as provided in this Section 7(a) and on the record date for the determination of shareholders en-titled to vote at such annual meeting) and (y) who complies with the provisions of this Section 7(a).

        (ii) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, including, without limitation, nominations of persons for election or reelection to the board of directors, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered to, or mailed to and received by, the Secretary at the corporation's principal execu-tive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered or mailed and received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting, or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of the shareholder's notice as described above. To be in proper written form, a shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to each other matter the shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and any material interest of the shareholder proposing to bring such business before such

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     meeting (or any other shareholders known to be supporting such proposal) in such proposal; and (c) as to the shareholder giving the notice (i) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (ii) the class and number of shares of the corporation which are beneficially owned by the shareholder, (iii) the names and addresses of the beneficial owners, if any, of any capital stock of the corporation registered in such shareholder's name on the corporation's books, and the class and number of shares of the corporation owned by such beneficial owners, (iv) the names and addresses of other shareholders known by the share-holder proposing such business to support such proposal, and he class and number of shares of the corporation's capital stock beneficially owned by such other shareholders; and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

       (iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 7 to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement by the corporation naming all of the nomi-nees for director or specifying the size of the increased board of directors at least 90 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announce-ment is first made by the corporation.

         (b) BUEINESS WHICH MAY BE TRANSACTED AT SPECIAL MEETINGS. Only such business shall be conducted at a special meeting of share-holders as shall have been brought before the meeting pursuant to the corporation's notice of such meeting. In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder of the corporation who is a shareholder of record (both at the time of giving notice of a nomination as provided in this Section 7(b) and on the record date for the determination of shareholders entitled to vote at such special meeting) may nominate a person or persons (as the case may be), for election as a director as specified in the corporation's notice of meeting, if the shareholder's notice of nomi-nation, in written form as required by paragraph (a)(ii)(a) of this
Section 7, shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting, or (y) the 10th day following the day on which public announcement is first made by the corporation of the date of such special meeting. In no event shall the public announcement of an adjournment of a special meeting of shareholders commence a new time period for the giving of a share-holder's notice as described above.

         (c) GENERAL.

         (i) Only such persons who are nominated (a) by the board of directors (or a designated committee thereof), or (b) by a shareholder in accordance with the procedures set forth in this
     Section 7, shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the provisions of this Section 7; provided, however, that once business has been properly brought before the meeting in accor-dance with such provisions, nothing in this Section 7 shall be deemed to preclude discussion by any shareholder of any such business. If the board of directors or a designated committee

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     thereof determines that any shareholder proposal or nomination is not properly brought before the meeting in accordance with the provisions of this Section 7 in any material respect, such proposal or nomination shall not be presented for action at the annual meeting (or special meeting if the nomination relates to a special meeting) in question. If neither the board of directors nor such committee makes a determination as to the validity of any shareholder proposal or nomination in the manner set forth above, the presiding officer of the annual meeting (or special meeting if the nomination relates to a special meeting) shall determine whether the shareholder proposal or nomination is properly brought before the meeting in accordance with the terms of this Section 7. If the pre-siding officer determines that any shareholder proposal or nomination is not properly brought before the meeting in accor-dance with the provisions of this Section 7 in any material respect, such proposal or nomination shall not be presented for action at the annual meeting (or special meeting if the nomination relates to a special meeting) in question. If the board of directors, a designated committee thereof, or the presiding officer determines that a shareholder proposal or nomination was made in accordance with the requirements of this
     Section 7, the presiding officer shall so declare at the annual meeting (or special meeting if the nomination relates to a special meeting) in question, and ballots shall be provided for use at the meeting with respect to such proposal or nomination.

        (ii) For purposes of this Section 7, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press, or a comparable national news service, or in a document publicly filed by the corporation with the Securities and Exchange Commission (in-cluding, without limitation, a Form 8-K) pursuant to Section 13, 14, or 15(d) of the Exchange Act.

       (iii) Notwithstanding the foregoing provisions of this Sec-tion 7, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section
     7. Nothing in this Section 7 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 of the Exchange Act.

     and

     FURTHER RESOLVED, that Section 11 of the Restated Bylaws of Paul Mueller Company be, and it hereby is, amended by deleting the text of Section 11 in its entirety and replacing it with the following:

    11. (a) NUMBER OF DIRECTORS. The number of directors to consti-tute the board of directors shall be determined as provided in the Articles of Incorporation.

         (b) NOMINATION OF DIRECTORS. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of directors may be made (i) by the board of directors (or a designated committee thereof), or (ii) by any shareholder who complies with the notice and other provisions set forth in Section 7 of these Bylaws.

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